Exhibit 10.7

Kforce Inc.

Supplemental Executive Retirement Plan

Plan Document

Effective December 31, 2006

Kforce Inc.

Supplemental Executive Retirement Plan

Plan Document

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Kforce Inc.

Supplemental Executive Retirement Plan

Plan Document

8.3	Review of a Denied Claim	10
8.4	Decision on Review	11
8.5	Arbitration	12

ARTICLE 9 Beneficiary Designation		12

9.1	Beneficiary	12
9.2	Beneficiary Designation; Change; Spousal Consent	12
9.3	Acknowledgement	12
9.4	No Beneficiary Designation	12
9.5	Doubt as to Beneficiary	12
9.6	Discharge of Obligations	13

ARTICLE 10 Trust		13

10.1	Establishment of the Trust	13
10.2	Interrelationship of the Plan and the Trust	13
10.3	Distributions From the Trust	13

ARTICLE 11 Miscellaneous		13

11.1	Status of the Plan	13
11.2	Unsecured General Creditor	13
11.3	Employer’s Liability	13
11.4	Nonassignability	14
11.5	Not a Contract of Employment	14
11.6	Furnishing Information	14
11.7	Terms	14
11.8	Captions	14
11.9	Governing Law	14
11.10	Notice	15
11.11	Successors	15
11.12	Spouse’s Interest	15
11.13	Validity	15
11.14	Incompetent	15
11.15	Court Order	15
11.16	Insurance	15

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Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Kforce Inc., a Florida corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1

Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Actuarial Equivalent” shall mean a benefit or benefits, or a payment or payments, which are of equal value to the benefits for which they are to be substituted. Equivalence of value is determined from actuarial calculations based on certain actuarial assumptions as to mortality and interest, applied with respect to the particular form or forms of payment under this Plan. For purposes of this Plan, the following shall be used in any actuarial calculations: (a) the RP-2000 Mortality Table for Healthy Annuitants (sex distinct) and (b) an annual rate equal to the Moody’s Aa Long Term Corporate Bond Yield at month end close for December prior to the date for which the rate is to be used rounded to the nearest .25% or such other rate deemed appropriate by the Company in accordance with Generally Accepted Accounting Principles. The actuarial assumptions may be adjusted from time to time as selected by the Company and such assumptions shall be applied consistently to all Participants. For purposes of this Plan, the standard form of benefit shall be a Life Annuity as set forth in Article 4.

1.2	“Average Compensation” shall mean the highest average of a Participant’s Compensation for any three (3) full calendar years of employment with the Employer (or, if a Participant has been employed for less than three (3) full calendar years, the actual number of the Participant’s full calendar years of employment with the Employer) out of the last ten (10) full calendar years of employment immediately prior to the Participant’s Determination Date.

1.3	“Beneficiary” or “Beneficiaries” shall mean one or more persons, trusts, estates or other entities designated in accordance with Article 9 that is entitled to receive benefits under this Plan upon the death of a Participant.

1.4	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.5	“Board” shall mean the board of directors of the Company.

1.6	“Cause” shall mean termination of a Participant’s employment for: (i) the Participant’s conviction by a court of competent jurisdiction or entry of a guilty plea or a plea of nolo contendere for an act on the Participant’s part constituting any felony; (ii) a willful breach by the Participant of any provisions of the Participant’s employment agreement between Participant and his or her Employer if such breach results in demonstrably material injury to the Employer; or (iii) the Participant’s willful dishonesty or fraud with respect to business or affairs of the Employer if such dishonesty or fraud results in demonstrable material injury to Employer.

1.7	“Change in Control” shall mean any “change in control event” as defined in accordance with Code Section 409A and related Treasury guidance and Regulations.

1.8	“Claimant” shall have the meaning set forth in Section 8.1.

1.9	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.10	“Committee” shall mean the committee described in Article 7.

1.11	“Company” shall mean Kforce Inc., a Florida corporation, and any successor to all or substantially all of the Company’s assets or business.

1.12	“Compensation” shall mean annual base salary and the bonus paid to a Participant pursuant to any Employer’s annual bonus and cash incentive plan and/or such other bonus or incentive arrangement designated by the Committee. Compensation shall not include commissions, overtime, fringe benefits, stock options and other equity-based awards, relocation expenses, non-monetary awards, director fees and other fees, airplane benefits and automobile and other allowances (whether or not such allowances are included in the Participant’s gross income). Annual base salary and bonus amounts shall be calculated before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 plans of the Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant.

1.13	“Death Benefit” shall mean the benefits due, if any, to a Participant’s Beneficiary pursuant to Article 3 upon the Participant’s death.

1.14	“Determination Date” shall mean, for purposes of calculating the SERP Benefit, the first to occur of a Participant’s Normal Retirement, Early Retirement, death or Disability, as applicable.

1.15	“Disability” or “Disabled” shall mean that a Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements in the preceding sentence.

1.16	“Disability Benefit” shall mean the benefit set forth in Section 3.3.

1.17	“Early Retirement” shall mean either:

(a)	A Participant’s Separation from Service on or after the date on which the Participant has attained age fifty-five (55) and ten (10) Years of Service, but prior to the date on which the Participant attains Normal Retirement Age; or

(b)	A Participant Separation from Service after the occurrence of a Change in Control, but prior to attaining Normal Retirement Age.

1.18	“Early Retirement Benefit” shall mean the benefit set forth in Section 3.2.

1.19	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.20	“Employee” shall mean a person who is an employee of any Employer.

1.21	“Employer(s)” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.22	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.23	“Life Annuity” shall mean a benefit that is payable monthly in the form of an annuity for the life of the Participant and that is equal to the Participant’s SERP Benefit.

1.24	“Lump Sum” shall mean a benefit that is payable in a lump sum, and that is the Actuarial Equivalent of the Participant’s SERP Benefit.

1.25	“Normal Retirement” shall mean a Participant’s Separation from Service on or after the date on which the Participant has attained Normal Retirement Age.

1.26	“Normal Retirement Age” shall mean age sixty-five (65).

1.27	“Normal Retirement Benefit” shall mean the benefit set forth in Section 3.1.

1.28	“Participant” shall mean any Employee, (i) who is selected to participate in the Plan, (ii) who submits an executed Plan Agreement, Election Form and Beneficiary Designation Form, which are accepted by the Committee, and (iii) whose Plan Agreement has not terminated.

1.29	“Plan” shall mean the Kforce Inc. Supplemental Executive Retirement Plan, which shall be evidenced by this instrument and by each Plan Agreement, as amended from time to time.

1.30	“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between the Employer and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supercede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed upon by both the Employer and the Participant.

1.31	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.32	“Separation from Service” shall mean a Participant’s separation from service with all Employers as an Employee for any reason other than an authorized leave of absence, death or Disability, as determined in accordance with Code Section 409A and related Treasury guidance.

1.33	“SERP Benefit” shall mean:

(a)	A monthly amount, payable to a Participant in the form provided in Article 4 and commencing in accordance with the provisions of Article 3, that shall be fixed and determined and shall be computed based on the Participant’s Determination Date as follows:

(i)	the Participant’s Average Compensation, divided by twelve (12);

(ii)	the amount determined in (i) above multiplied by 45%; and

(iii)	the amount determined in (ii) above multiplied by a fraction, not to exceed one, the numerator of which is the Participant’s actual Years of Service as of his or her Determination Date, and the denominator of which is the Participant’s projected Years of Service (determined as if the Participant continued employment with an Employer until Normal Retirement Age); and

(iv)	the amount determined in (iii) above multiplied by the Participant’s Vesting Percentage; or

(b)	In the event a Participant experiences an Early Retirement prior to attaining either (i) age sixty-two (62) and ten (10) Years of Service, or (ii) age fifty-five (55) and twenty-five (25) Years of Service, the Participant’s SERP Benefit shall be equal to the amount determined in accordance with 1.33(a) above, reduced by one half of one percent (1%) per month for each month between the first day of the month following the Participant’s Early Retirement and the first day of the month following the date on which the Participant would attain Normal Retirement Age; or

(c)	In the event a Participant experiences a Normal Retirement on or after the first day of the calendar month immediately following his or her attainment of Normal Retirement Age, the Participant’s SERP Benefit shall be equal to the greater of:

(i)	the amount determined in accordance with Section 1.33(a) above, calculated as if the Participant’s Determination Date is the date on which the Participant attains Normal Retirement Age, then actuarially increased (for interest only) from the first day of the month following the Participant’s attainment of Normal Retirement Age to the Participant’s actual Determination Date based on the same annual rate deemed appropriate by the Company to determine actuarial equivalence in accordance with Section 1.1; or

(ii)	the amount determined in accordance with Section 1.33(a) above, calculated as if the Participant’s Determination Date is the date on which the Participant attains Normal Retirement Age, then increased by 2% annually for each Year of Service credited to the Participant between the Participant’s attainment of Normal Retirement Age and the Participant’s actual Determination Date (or if earlier, the Participant’s attainment of age 75).

1.34	“Ten Year Term Certain Life Annuity” shall mean a benefit that is payable monthly in the form of an annuity for the life of the Participant or ten (10) years, whichever is longer, and that is equal to the Participant’s SERP Benefit.

1.35	“Trust” shall mean one or more trusts established by the Company in accordance with Article 10.

1.36	“Vesting Percentage” shall be used to determine a Participant’s SERP Benefit. A Participant’s Vesting Percentage shall be determined in accordance with the schedule set forth in his or her Plan Agreement or any other agreement entered into between the Participant and his or her Employer. If not addressed in such agreements, a Participant Vesting Percentage shall be (i) 0% prior to the Participant’s attainment of age fifty-five (55) and ten (10) Years of Service, and (ii) 100% upon the attainment of age fifty-five (55) and ten (10) Years of Service. Notwithstanding anything to the contrary in Section 1.37 below, in order to determine a Participant’s Years of Service for purposes of the preceding sentence, a Participant’s years of employment with an Employer completed prior to December 31, 2006 shall be taken into account.

Notwithstanding the vesting schedule described above, in the event a Participant experiences an involuntary Separation from Service for any reason other than for Cause after the Participant has attained five (5) Years of Service, or upon death, Disability or a Change in Control, the Participant shall become fully vested and the Vesting Percentage shall be one hundred percent (100%).

1.37

“Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers prior to the Participant’s Determination Date. Except as specifically provided in Section 1.36 above, for purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the later of December 31, 2006, or the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of such date. The Committee shall make a determination as to whether any partial year of employment shall be counted as a Year of Service, and such determination need not be the same for each year or for each Participant.

In the event of a Change in Control, a Participant shall be credited with additional Years of Service, for the sole purpose of determining the SERP Benefit under the formula set forth in Section 1.33(a), in an amount equal to one additional year of Year of Service for each year of employment completed by the Participant prior to the effective date of this Plan (not to exceed ten (10)); provided, however, that in no event shall the crediting of such additional Years of Service result in, or entitle a Participant or his or her Beneficiary) to receive, a benefit in excess of the maximum benefit that may be paid under the formula described in Section 1.33(a).

ARTICLE 2

Eligibility

2.1	Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of an Employer, as determined by the Committee in its sole discretion.

2.2	Enrollment Requirements. As a condition to participation, a Participant shall complete, execute and return to the Committee a Plan Agreement and a Beneficiary Designation Form, all within the time period specified by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Commencement of Participation. Provided that a Participant has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, he or she shall commence participation in the Plan on the date specified by the Committee. If a Participant fails to meet any such requirements within the period required, in accordance with Section 2.2, he shall not be eligible to participate in the Plan until the completion of those requirements.

ARTICLE 3

Benefits

3.1	Normal Retirement Benefit. A Participant who experiences a Normal Retirement shall receive, as his Normal Retirement Benefit, a SERP Benefit in the form set forth in Article 4. The Normal Retirement Benefit shall be paid or payments shall commence within sixty (60) days immediately following the last day of the six-month period immediately following the Participant’s Separation from Service.

3.2	Early Retirement Benefit. A Participant who experiences an Early Retirement shall receive as his Early Retirement Benefit, a SERP Benefit in the form set forth in Article 4. The Early Retirement Benefit shall be paid or payments shall commence within sixty (60) days immediately following the last day of the six-month period immediately following the Participant’s Separation from Service.

3.3	Disability Benefit. If a Participant experiences a Disability, he shall receive, as his Disability Benefit, a SERP Benefit in the form set forth in Article 4. The Disability Benefit payments shall be paid or payments shall commence within sixty (60) days following the Participant’s attainment of Normal Retirement Age.

3.4	Death Prior to the Commencement of Benefits. If a Participant who is entitled to a benefit pursuant to this Plan should die prior to the date on which his benefit payment is scheduled to commence, the form in which the Participant elected to receive such benefit shall determine the amount, if any, payable to such Participant’s Beneficiary as a Death Benefit. The Death Benefit, if any, shall be a SERP Benefit in the form set forth in Article 4. Payment of the Death Benefit, if any, will be made to the Beneficiary no later than sixty (60) days after the date on which the Participant would have attained Normal Retirement Age.

3.5	Death After the Commencement of Benefits. If a Participant dies after his benefits have commenced, the form in which such Participant’s benefits have been paid shall determine the amount, if any, and the form of the Death Benefit payable to such Participant’s Beneficiary.

3.6	Limitation on Benefits. Notwithstanding the foregoing provisions of this Article 3, in no event shall a Participant or his Beneficiary receive more than one form of benefit under this Article 3.

3.7	Withholding and Payroll Taxes. The Employer shall withhold from any and all benefits made under this Article 3, or from cash compensation if withholding is required prior to payment of benefits, all federal, state, local or foreign income, employment and other taxes required to be withheld by the Employer in connection with the benefits hereunder, in amounts to be determined in the sole discretion of the Employer.

ARTICLE 4

Forms of Benefit Payment

4.1	Normal Form of Benefits. Except as provided in Article 3, a Participant who is entitled to receive a SERP Benefit pursuant to this Plan shall receive such benefit in the form of a Life Annuity unless an optional form of benefit payment is elected by a Participant in accordance with Section 4.2.

4.2	Optional Form of Benefits. A Participant may elect, in connection with his commencement of participation in the Plan, to receive his SERP Benefit in a form other than a Life Annuity by electing to receive such benefit in the form of a (i) Ten Year Term Certain Life Annuity, or (ii); a Lump Sum; provided, however, that the Participant’s SERP Benefit will be increased or decreased, as applicable, to be a benefit that is the Actuarial Equivalent of a Life Annuity, and which reflects the actual form of benefit payment elected by the Participant pursuant to this Section 4.2. If a Participant does not make any election in connection with his commencement of participation in the Plan with respect to the form of the benefit in accordance with this Section 4.2, then such Participant shall be deemed to have elected to receive such benefit as a Life Annuity in accordance with Section 4.1.

4.3	Changes to Form of SERP Benefit. A Participant may change the form of his SERP Benefit to an allowable form provided in Section 4.2 by submitting an Election Form to the Committee in accordance with the following criteria:

(i)	The election shall have no effect until at least twelve (12) months after the date on which the election is made; and

(ii)	The first benefit payment (excluding payments made upon the Participant’s death or Disability) shall be delayed at least five (5) years from the date on which such payment would otherwise have been made.

Notwithstanding the foregoing, the Committee shall interpret all provisions relating to a Participant’s election to change the form of his SERP Benefit under this Section 4.3 in a manner that is consistent with Code Section 409A and related Treasury guidance.

The Election Form most recently accepted by the Committee shall govern the payout of the SERP Benefit.

ARTICLE 5

Termination of Plan Participation, Amendment or Modification of the Plan

5.1	Termination of Plan Participation. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the participation in the Plan as to some or all of the Participants at any time. Following the termination of participation in the Plan, (i) each affected Participant’s SERP Benefit shall stop accruing (except for necessary actuarial adjustments), and (ii) each Participant’s SERP Benefit (determined without regard to any increases in Compensation or Years of Service after the termination of the participation in the Plan) shall commence no sooner than the date on which the Participant or his Beneficiary becomes eligible to receive such benefit in accordance with Articles 3 and 4 of the Plan.

Notwithstanding the foregoing, to the extent permissible under Code Section 409A and related Treasury guidance, each Employer may, in its discretion, terminate the participation in the Plan with respect to all Participants and distribute benefits to the Participants in the form of a lump sum that is the Actuarial Equivalent of each Participant’s SERP Benefit, determined as of the date of the termination of participation in the Plan (without regard to any increases in Compensation or Years of Service after such date).

5.2	Amendment.

(a)	The Board may, at any time, amend or modify the Plan in whole or in part. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to reduce any benefits a Participant has become entitled to as of the date the amendment or modification is made, and (ii) no amendment or modification of this Section 5.2 or Section 7.2 of the Plan shall be effective.

(b)	If a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Board may amend or terminate such provisions with the written consent of the Participant.

(c)	Notwithstanding any provision of the Plan to the contrary, in the event that the Committee or the Board determines that any provision of the Plan or any Plan Agreement may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code Section 409A and related Treasury guidance, the Board may (i) adopt such amendments to the Plan, Plan Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that are determined to be necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions that are determined to be necessary or appropriate to comply with the requirements of Code Section 409A and related Treasury guidance.

5.3	Effect of Payment. Absent the earlier termination, modification or amendment of the Plan, the full payment of the applicable benefit as provided under Articles 3 and 4 of the Plan shall completely discharge all obligations to a Participant and his Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 6

Other Benefits and Agreements

6.1	Coordination with Other Benefits. The benefits provided for a Participant and such Participant’s Beneficiaries under this Plan are in addition to any other benefits available to the Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 7

Administration of the Plan

7.1	Committee Duties. This Plan shall be administered by a Committee, which shall consist of the Compensation Committee of the Board. Members of the Committee may not be Participants under this Plan. The Committee shall also have the discretion and authority to (a) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (b) decide or resolve any and all questions including interpretations of this Plan, and find facts necessary to make such determinations as may arise in connection with the Plan. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by the Participant, the Employer or appropriate experts, including agents and actuarial experts. The Committee may, in its sole discretion and from time to time, delegate any administrative or ministerial duties related to the Plan to any officers or staff of the Company.

7.2	Administration Upon Change In Control. Within one hundred and twenty (120) days following a Change in Control, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party administrator (the “Administrator”) to perform any or all of the Committee’s duties described in Section 7.1 above, including without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations. Upon and after the effective date of such appointment, (i) the Company must pay all reasonable administrative expenses and fees of the Administrator, and (ii) the Administrator may only be terminated with the written consent of the majority of Participants with a SERP Benefit as of the date of such proposed termination.

7.3	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may but need not be counsel to the Company.

7.4	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.5	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee and any Employee to whom duties of the Committee may be delegated in accordance with Section 7.1, from any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by any such member of the Committee or any such Employee who seeks indemnification hereunder.

7.6	Company Information. To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 8

Claims Procedures

8.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.2

Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In the case of a claim for Disability benefits, then instead of the foregoing, the Committee will provide the Claimant with written notification of its benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim by the Committee. This period may be extended by the Committee for up to thirty (30) days, provided the Committee both determines that such an extension is necessary due to matters beyond the control of the Committee and notifies the Claimant, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the Committee expects to render a decision. If, prior to the end of the first thirty (30) day extension period, the Committee determines that, due to matters beyond the control of the Committee, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Committee notifies the Claimant, prior to the expiration of the first thirty (30) day extension period, of the circumstances requiring the extension and the date as of which the Committee expects to render a decision. In the case of any such extension, the notice of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Claimant will be afforded at least forty-five (45) days within which to provide the specified information. The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, in which case such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 8.3 below;

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review; and

(vi)	in the case of a claim for Disability benefits, If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to the Claimant free of charge upon request; and

(vii)	also in the case of a claim for Disability benefits, if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the medical circumstances, or a statement that such explanation will be provided to the Claimant free of charge upon request.

8.3	Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied (one hundred and eighty (180) days for a claim for Disability benefits), in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

In addition to the above, if the claim is for Disability benefits, then the following shall apply:

(d)	The claim will be reviewed without deference to the initial adverse benefit determination and the review will be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual.

(e)	In deciding an appeal of any adverse benefit determination that is based in whole or in part on medical judgment, the appropriate named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.

(f)	Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination will be identified, without regard to whether the advice was relied upon in making the benefit determination.

(g)	The health care professional engaged for purposes of a consultation under (e) above will be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

8.4	Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits;

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); and

(e)	in the case of a claim for Disability benefits, If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to the Claimant free of charge upon request; and

(f)	also in the case of a claim for Disability benefits, if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the medical circumstances, or a statement that such explanation will be provided to the Claimant free of charge upon request.

8.5	Arbitration. If a Claimant has complied with the foregoing provisions of this Article 8, the Participant or Beneficiary shall have the right to submit the controversy to final and binding arbitration pursuant to the then most applicable Rules of the American Arbitration Association (“AAA”); provided, however, that unless the parties otherwise agree, the arbitration shall be before a single arbitrator selected either by mutual agreement or, failing agreement, from a list of seven arbitrators provided by AAA. In the event the parties are unable to agree upon such an arbitrator from such list of seven, each party shall strike one name in turn with the first to strike being chosen by lot. When only one name remains, that person shall be the parties’ arbitrator. The parties hereto expressly waive their rights, if any, to have such matters heard by a jury or a judge, whether in state or federal court. The cost of the arbitration, including, but not limited to, any reasonable legal fees or other expenses incident thereto incurred in connection with such arbitration, shall be borne by the party that is determined by the arbitrators(s) not to have prevailed with respect to the applicable claim(s). In the arbitration the Committee’s decision on appeal shall not be entitled to a presumption of correctness; rather, the dispute shall be decided de novo.

ARTICLE 9

Beneficiary Designation

9.1	Beneficiary. Each Participant shall have the right, at any time, to designate his Beneficiary(ies) (both primary as well as contingent) to receive any Death Benefits payable under the Plan to a beneficiary upon the death of the Participant. The Beneficiary(ies) designated under this Plan may be the same as or different from the Beneficiary(ies) designated under any other plan of an Employer in which the Participant participates.

9.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his Beneficiary(ies) by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his death.

9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2, and 9.3 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary(ies) to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

9.6	Discharge of Obligations. The payment of benefits under the Plan to a Participant’s Beneficiary(ies) shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10

Trust

10.1	Establishment of the Trust. In order to provide assets from which to fulfill the obligations of the Participants and their Beneficiaries under the Plan, the Company may establish a Trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property to the Trust in order to provide for the benefits payments under the Plan.

10.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of the Participants to receive distributions pursuant to the Plan. The provisions of the Trust, if any, shall govern the rights of the Employers, the Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

10.3	Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, if any, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 11

Miscellaneous

11.1	Status of the Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a), and is intended to be “unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (i) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (ii) in accordance with Code Section 409A and other applicable tax law, including but not limited to Treasury Regulations promulgated pursuant to Code Section 409A.

11.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

11.3	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to the Participant under the Plan except as expressly provided in the Plan and his Plan Agreement.

11.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

11.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge a Participant at any time.

11.6	Furnishing Information. A Participant or his Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

11.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as applicable, in all cases where they would so apply.

11.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Florida without regard to its conflict of laws principles.

11.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Kforce Inc.
Attn: Chief Financial Officer
1001 East Palm Avenue
Tampa, Florida 33605

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.11	Successors. The provisions of this Plan shall bind and inure to the benefit of each Participant’s Employer and its successors and assigns and such Participant and the Participant’s designated Beneficiaries.

11.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

11.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.14	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate, prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as applicable, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.15	Court Order. The Committee is authorized to comply with any court order in any action in which the Plan or Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan. Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with applicable tax law, including but not limited to Code Section 409A and related guidance issued after the effective date of this Plan.

11.16	Insurance. The Employers, on their own behalf or, if applicable, on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of a Participant, in such amounts and in such forms as the Employer or trustee of the Trust may elect. The Employers or the trustee of the Trust, as applicable, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

IN WITNESS WHEREOF, this Plan document is adopted as of February 2, 2007.

“Company”

Kforce Inc., a Florida corporation

By:	/s/ JOSEPH J. LIBERATORE

Title:	CFO